                                                                      EXHIBIT 12


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                           Two Quarters Ended
                                                     --------------------------
                                                     December 28,  December 29,
(In millions, except ratios)                             2001          2000
                                                       --------      --------
EARNINGS:
Net Income (Loss)                                      $   33.5      $  (18.8)
Plus: Income taxes                                         17.2          29.5
      Fixed charges                                        18.5          21.2
      Amortization of capitalized interest                   --            --
Less: Interest capitalized during the period                 --            --
      Undistributed earnings in equity investments         (0.2)          4.7
                                                       --------      --------
                                                       $   69.4      $   27.2
                                                       ========      ========

FIXED CHARGES:
Interest expense                                       $   14.9      $   17.6
Plus: Interest capitalized during the period                 --            --
      Portion of rents deemed representative of
       the interest factor                                  3.6           3.6
                                                       --------      --------
                                                       $   18.5      $   21.2
                                                       ========      ========

RATIO OF EARNINGS TO FIXED CHARGES
                                                           3.75          1.28
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